Exhibit 10.9

Marketing Agreement

This Agreement is made on the 2nd day of August 2007 between GlobeXPayNet S.A. a Swiss company with its principle place of business at 14, Rue du Rhône, CH-1204, Geneva, Switzerland (“GlobeX”), and GlobalPayNet Holdings Inc. and its subsidiary Globus Payments Ltd. with its head office at 110-174 Wilson Street, Victoria BC V9A 7N7, Canada (“Globus or Referring Party”)

Whereas:

Globus is selling and deploying global secure electronic data management tools in order to promote the mass use of electronic payments, and GlobeX has an established presence in Europe and the EMEA region in order to promote electronic data protection and recovery and electronic health records management, among other items;

Globus is currently seeking to continue the expansion of its business and GlobeX is wishing to use the PCI DSS Level 1 facilities of Globus;

It is proposed that GlobeX should provide the service of introducing potential clients to Globus and/or Related Companies and in such manner act as a EMEA representative of Globus and all its related parent companies or subsidiaries;

Globus has agreed to pay a one time fee of 500,000€ for this service and for GlobeX to represent Globus in the EMEA region.  This 500,000€ has been paid to GlobeX and will serve as the only payment ever to be made by Globus.  GlobeX is acting as an agent of Globus for the following 10 years as a result of this investment.  GlobeX shall pay a fee equal to 20% of its annual revenues to Globus for the next 10 years.

It is agreed as follows:

Definitions

In this Agreement the following definitions shall apply, unless the context otherwise requires:

“Active Promotion” means the energetic promotion and sale Globus products  and/or investment in Globus and /or Related Companies through arrangement and participation in meetings, follow-up of tasks, positive promotion of Globus, and other similar activities that indicate a clear commitment to seek a Sale.

“Client “ means any third party that agrees to purchase the Products or Services sold by Globus and/or Related Companies or invest in Globus and/or Related Companies as a result of GlobeX’s Referral or Active Promotion.

“Fee” means any fee payable under this Agreement resulting from a Sale or an Investment.

“Product” means any of the products or services proposed by Globus and/or Related Companies to the Client in a formal proposal.

“Referral” means aid in the establishment of the necessary contacts with a client in order to undertake the necessary negotiation and discussions to attract such client.

Related Company(ies) means a Globus parent holding company or a subsidiary under Globus control now existing or created in the future.

“Sale” means the effective purchase of a Globus product or Services by a Client.

Payment of Fees

In payment of the introductory role being played by Referring Party in relation to investment in Globus and of the time being spent by GlobeX in relation to introducing such investment (which is hereby acknowledged by Globus), GlobeX shall receive NO FEE for this service, as agreed upon in this Marketing

Agreement. Investment promotion from GlobeX for Globus or parent company shall be done free of charge as it is in the mutual interest of both parties that Globus or any company related to it, increases in value and influence in the marketplace.

The payment of technology and service sales fee is based on GlobeX’s Gross Profits and shall be paid on a per-sale basis.   For the avoidance of doubt, Gross Profits means the actual profits that GlobeX receives as a result of a specific sale, excluding any profits that form part of that sale but that are allocated to other companies by GlobeX as part of its collaborative systems implementation strategy.

If a sale does not occur for any reason whatsoever, no Fee shall be payable to Referring Party.

Time for payment

The fee shall be payable by GlobeX to Globus within fifteen Business Days of the payment of the funds from a sale being received by GlobeX (assuming that it is payable in one tranche) (the “Payment Date”).  If the funds are payable to GlobeX in more than one tranche, GlobeX agrees to pay to Globus the percentage of the Fee of each tranche so paid (each date of payment being a (“Payment Date”).

The fee shall be paid in Swiss Francs into such bank as is notified by Globus to GlobeX in writing prior to the payment of the Fee.  If the funds are paid in a currency other than Swiss Francs the exchange rate applied to the calculation of the Fee shall be as agreed between Globus and GlobeX, failing which the closing mid market price as shown in the Financial Time for the date on which such funds were paid to GlobeX.

Disputes

Any dispute arising out of the Agreement or in connection with this Agreement shall be settled by a sole arbitrator, in accordance with the arbitration rules of the Chamber of Commerce and Industry of Geneva.  The place of arbitration shall be Geneva, Switzerland.  English shall be the language of the arbitration proceedings and awards.  Awards shall be final and binding.

Intellectual Property Rights

It is agreed that all rights to Globus’s trademarks and services marks (and all other intellectual property rights relating to or subsisting in the Products and/or to Globus) are and shall remain the exclusive property of Globus of the corresponding third party.

The trademarks service marks and other intellectual property rights shall not be used in any manner liable to invalidate the registration thereof and the right to use them in connection with the appropriate Products is only granted to the extent that Referring Party is able to do so without endangering the validity of the registration or in any way damaging the value of the right.

Globus (in so far as it becomes aware thereof) notify GlobeX of any unauthorized use of the intellectual property rights.

This agreement shall create a marketing partnership between the parties hereto and save as expressly provided in this agreement, neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

Confidentiality

The terms of this Agreement (and its existence) shall be confidential to Globus and GlobeX.

Variation

No variation of the Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

Assignment

This Agreement is personal to the parties and the rights and obligations of the parties many not be assigned or otherwise transferred without the prior written agreement of the parties.

Termination

Either party may terminate this Agreement at any time for any reason with written notice.  Termination shall take place immediately upon reception of such notice.  The commission on any Referral or Active Promotion undertaken after the signing of this contract and prior to termination that results in a Sale after Termination shall be paid to Referring Party.   Both GlobeX and Referring Party shall be bound by the Mutual Non-disclosure Agreement accompanying Agreement.

Unenforceable

If any provision in the Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision (or part) shall to that extent be deemed not to form party of this Agreement but the legality, validity and enforceability of the remainder of the Agreement shall not be affected.

Waiver

The failure of any of the parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of the Agreement.  The waiver of any breach of this Agreement by any party hereto shall not operate to be construed as a waiver of any other prior of subsequent breach.

Counterparts

This Agreement may be entered into in two counterparts, all of which taken together shall constitute one and the same instrument.  Any party may enter into this Agreement by signing both counterparts.

Notices

All notices, documents, consents, approvals or other communications (a “notice”) to be given hereunder shall be in writing and shall be transmitted by first class registered or recorded delivery mail, or by facsimile or other electronic means in a form generating a record copy to the party being served at the relevant address for that party shown at the head of this agreement.  Any notice sent by mail shall be deemed to have been duly service within five working days after the date of posting.  Any notices sent by facsimile or other electronic mean mutually accepted by the parties shall be deemed to have been duly services at the time of transmission, if transmitted during normal business hours at the location of the recipient, and if transmitted outside business hours at such location, then at the start of the normal business hours on the next business day commencing at such location after the time at which the transmission was made.

Governing Law

This Agreement shall be governed by and construed in accordance with Swiss law and all the parties irrevocably agree that the courts of Geneva, Switzerland are to have exclusive jurisdiction to settle any dispute, which may arise out of or in connection with this Agreement.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SIGNED for and on behalf of GlobeXPayNet S.A.

By:	/s/ Daniel J Nicols
Name:	Daniel J. Nicols
Title:	Non-Executive Director

SIGNED for and on behalf of GlobalPayNet Holdings Inc. and Globus Payments Ltd.

By:	/s/ Alain Ghiai
Name:	Alain Ghiai
Title:	CEO